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                                                                   EXHIBIT 10.11

                      FIRST AMENDMENT TO ESCO ELECTRONICS
               CORPORATION DIRECTORS' EXTENDED COMPENSATION PLAN


         WHEREAS, ESCO Electronics Corporation ("Company") adopted the ESCO Electronics Corporation Directors' Extended Compensation Plan ("Plan"); and

         WHEREAS, the Company retained the right to amend the Plan; and

         WHEREAS, the Company desires to amend the Plan effective as of January 1, 2000;

         NOW, THEREFORE, effective as of January 1, 2000, the Plan is amended as follows:

         1. The second sentence of paragraph 1 of Section IV is revised to read as follows:

                    Such Committee shall have the right to amend or terminate the Plan at any time, but no such action shall retroactively reduce the benefits already accured.

         2. The following paragraph is added at the end of Section IV:

                7. The Plan shall inure to the benefit of and be enforceable by the directors and their legal representatives and shall be binding upon the Company and its successors and assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, sale of assets or otherwise) to assume and expressly agree to perform the duties of the Company under the Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The Plan shall be construed and interpreted in accordance with the laws of the State of Missouri without regard to any principles of conflict of laws. Any litigation in respect of the Plan shall be brought in the Federal or State Courts of Missouri.


         IN WITNESS WHEREOF, the foregoing Amendment was adopted on the 3rd day of February, 2000.









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